EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED NOVEMBER 23, 2021

For Immediate Release

Paychex Board of Directors Announce Appointments of

Martin Mucci as Board Chair and CEO and

John Gibson as President and Chief Operating Officer

Paychex Founder B. Thomas Golisano will remain on the Board as a Director

Rochester, N.Y. (November 23, 2021) – The Paychex, Inc. Board of Directors today announced that, effective December 1, 2021, Martin Mucci will assume an additional role as Chairman of the Board, succeeding B.Thomas Golisano, who founded the Company in 1971. Mr. Mucci will continue to serve as Chief Executive Officer, a role he has held since September 2010. Mr. Golisano will remain on the Board as a Director of the Company.

“Marty Mucci is a leader who has demonstrated his commitment to Paychex’s growth and success, leading the company for more than a decade with the highest standards of service and integrity. With his executive team, company revenues have increased from $2 billion to over $4 billion and our market capitalization has increased from $10 billion to over $42 billion. He is the right person to succeed me as Board Chair, and now is the right time,” said Golisano, Paychex founder. “As a shareholder and director, I look forward to the continued growth of Paychex as an innovative technology leader in the HR, payroll, and benefits markets.”

Paychex also announced the promotion of John B. Gibson, Jr. to the role of President and Chief Operating Officer, effective December 1, 2021. Mr. Gibson joined Paychex as senior vice president of Service in 2013 and has led the service and operations of all Paychex business divisions including human resources, payroll, retirement, and insurance services. Under his tenure, he has made significant changes to the Paychex service organization, increasing productivity and allowing multiple service options for clients. Gibson was also instrumental in the integration of Oasis Outsourcing, which was the industry’s largest private professional employer organization (PEO) at the time of the acquisition.

“As we have increased our number of clients, products, and innovative technology solutions, John has played a leadership role in creating a service organization that has kept Paychex a leader in our markets. His experience and results have positioned him well for this additional responsibility to lead the daily operations of the company including Sales, Marketing, and Product Management, in addition to his current responsibilities for the service and operation of over 710,000 Paychex clients,” said Mucci, CEO.

About Paychex

Paychex, Inc. (Nasdaq: PAYX) is a leading provider of integrated human capital management software solutions for human resources, payroll, benefits, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex served more than 710,000 payroll clients as of May 31, 2021 across more than 100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn

EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED NOVEMBER 23, 2021

more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn  (www.linkedin.com/company/paychex).

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Media Contact

Lisa Fleming

Paychex, Inc.

+1 585-387-6402

lfleming@paychex.com

@Paychex